EXHIBIT 99.1

AUTOBYTEL REPORTS RESULTS FOR FIRST QUARTER 2004

Revenue increases 22% to $24.8 million and net income increases

138% to $2.1 million

IRVINE, CA—April 22, 2004—Leading Internet automotive marketing services company Autobytel Inc. (Nasdaq: ABTL) today announced financial results for the first quarter ended March 31, 2004.

Highlights for the quarter:

•	Net income of $2.1 million, or $0.05 per diluted share, a 138% increase quarter over quarter

•	Cash generation of $2.6 million and cash balance of $64.3 million at the end of Q1, excluding cash in Autobytel.Europe of $10.4 million

•	Revenues at a record $24.8 million, highest revenues in the Company’s history and 22% growth quarter over quarter

•	Purchase Requests at 860,000, a 12% sequential increase

•	Retail dealers added on a net basis for the third consecutive quarter

“This was a terrific quarter operationally, resulting in the highest quarterly revenues in Autobytel’s history,” said Autobytel President and CEO Jeffrey Schwartz. “We added dealers, increased Purchase Requests, and lowered our traffic acquisition costs. The market for our products and services is expanding, and we continue to make orderly progress toward exceeding our financial objectives for the year. We continue to invest in and build the Company for the market opportunity that we feel will be substantial in the coming years.”

Autobytel reported net income for the first quarter ended March 31, 2004 of $2.1 million, or $0.05 per diluted share, versus $3.8 million, or $0.09 per diluted share, reported for the fourth quarter ended December 31, 2003. As previously reported by the Company, fourth quarter net income included two beneficial items totaling $1.7 million related to a decrease in the allowance for bad debts and a settlement with a former employee of Autoweb. The net income of $2.1 million in the first quarter represents a 138% increase over net income of $0.9 million, or $0.03 per diluted share, for the first quarter ended March 31, 2003.

Revenues for the first quarter ended March 31, 2004 totaled $24.8 million, a 3% sequential increase over revenues of $23.9 million for the fourth quarter ended December 31, 2003, and a 22% increase over revenues of $20.3 million for the first quarter ended March 31, 2003.

The Company generated $2.6 million in cash during the first quarter of 2004. The Company’s cash balance, including long term marketable securities of $15.0 million, was $64.3 million as of March 31, 2004, excluding cash in Autobytel.Europe of $ 10.4 million.

Highlights for the First Quarter

Revenues: As the Company has previously communicated, beginning in the first quarter of 2004, revenues are being reported in the new categories of Lead Fees, Advertising, CRM Services, and Data, Applications & Other.

The rationale for the new classification is to better align reported numbers and metrics with internal operations and to provide increased understanding and transparency for investors. Lead Fees represent fees that are paid by retail dealers and OEMs for the generation of new and used car sales leads. Advertising represents fees paid by marketers to advertise their products/services on Autobytel’s websites. CRM Services represent fees paid by dealers and OEMs for services that help them automate the sales process and improve customer loyalty and retention marketing. Data, Applications & Other represent fees paid by dealers, OEMs and third parties for the licensing of automotive price and specification data and applications, as well as for other products.

First quarter revenues were $24.8 million. During the first quarter, $16.8 million was related to Lead Fees; $3.1 million was related to Advertising; $3.5 million was related to CRM Services, and $1.3 million was related to Data, Applications & Other. For comparative purposes, under this new classification, fourth quarter 2003 revenues of $23.9 million would have been classified as $16.0 million related to Lead Fees; $3.2 million related to Advertising; $3.3 million related to CRM Services, and $1.4 million related to Data, Applications & Other. First quarter 2003 revenues of $20.3 million would have been classified as $14.6 million related to Lead Fees; $2.8 million related to Advertising; $1.5 million related to CRM Services, and $1.3 million related to Data, Applications & Other. The data is shown in tabular format in Exhibit 1.

Operating Expenses: Total operating expenses, including depreciation and amortization, in the first quarter were $22.8 million. Sales and marketing expenses totaled $14.8 million, including traffic acquisition costs. Product development and technology costs totaled $5.1 million. General and administrative costs totaled $2.9 million. As previously disclosed, sales and marketing expenses in the fourth quarter benefited by $0.9 million related to a change in estimates of bad debt.

Unique Visitor Count: Autobytel’s four websites—Autobytel.com, Autoweb.com, Carsmart.com and AutoSite.com—received approximately 6.5 million average monthly unique visitors in the first quarter, and ranked as the most visited new car buying and research network in both February and March 2004, as reported by comScore Media Metrix.

Purchase Requests: The Company delivered approximately 860,000 Purchase Requests during the first quarter of 2004, a 12% sequential increase compared to 765,000 Purchase Requests delivered in the fourth quarter of 2003.

Dealer Count: The Company reported approximately 29,400 dealer relationships in the first quarter. Included in this number are about 24,400 relationships in the Lead Fees category, of which 5,500 were retail dealer relationships and 18,900 were enterprise relationships. Additionally, about 5,000 relationships were in the CRM Services category. “We are seeing strength across our key dealer categories,” continued Schwartz. “Web Control®and RPMsm brought on a net of 200 dealers, and we added a net of almost 200 dealers to our retail lead business. We are pleased that the churn rate continues to stabilize to its lowest level in two years.”

Advertising: Revenues from Advertising for the first quarter ended March 31, 2004 were $3.1 million, versus revenues of $3.2 million for the fourth quarter ended December 31, 2003 and revenues of $2.8 million for the first quarter ended March 31, 2003. Management continues to see advertising as a growth business moving forward.

CRM: Autobytel’s customer loyalty and retention program, RPMsm, ended the quarter with 452 dealers and now has 12 automotive manufacturers and major dealer groups who endorse and/or co-op the program, setting the stage for continued growth in 2004. Autobytel’s lead management program Web Control® continued to enroll Mitsubishi dealers onto its program in the first quarter, with 400 dealers now activated.

Headcount: The Company’s headcount was 328 as of March 31, 2004 versus 333 employees as of December 31, 2003.

Quality Initiatives: Closing ratios for Autobytel’s retail dealers remained strong at 17%. During the quarter, Autobytel introduced another upgrade to its Quality Verification Systemsm (QVSsm), enabling dealers to respond even more quickly to consumer Purchase Requests. By accelerating QVS’ seven-step validation process, the average Purchase Request delivery time has been improved by 60%, to an average of eight minutes.

International: In accordance with FIN 46R, effective March 31, 2004, Autobytel.Europe is consolidated in the Company’s balance sheet, which includes Autobytel.Europe’s cash balance of $10.4 million. The accrued international restructuring liability of $1.9 million as of March 31, 2004 primarily represents payments to be made to Autobytel.Europe licensees under agreements entered into in March 2002 in connection with Autobytel.Europe’s restructuring. Since FIN 46R was adopted on March 31, 2004, the results of operations of Autobytel.Europe will be consolidated into the Company’s financial statements beginning on April 1, 2004. Autobytel’s current ownership position is 49% of Autobytel.Europe. Exhibit 2 shows the balance sheet with the amounts attributable to Autobytel.Europe.

Business Outlook: “We are seeing increasing growth in our business, which we expect will be enhanced by the recently announced acquisitions of iDriveonline and Stoneage. We have given 2004 guidance of between $120 million and $125 million in revenue and approximately $0.25 of earnings per share. We feel confident of achieving this, and we will provide further updates as the business continues to develop throughout the year,” concluded Schwartz.

Conference Call

In conjunction with Autobytel Inc.’s first quarter 2004 earnings release, there will be a conference call broadcast live over the Internet today, April 22, 2004, at 4:30 PM EDT (1:30 PM PDT). The Webcast will be archived within 2 hours of the end of the call until the next quarter’s earnings announcement. The link to the Webcast conference is as follows:

http://www.irconnect.com/abtl/conf/1q2004.html

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) tools and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Car.com, Carsmart.com, and AutoSite.com, as well as AIC (Automotive Information Center), a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management tools, and Real Performance Marketing, Inc. (RPM), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. As the Internet’s largest new car buying service, Autobytel generates over a billion dollars a month in car sales for dealers through its services and was the most visited new car buying and research destination in 2003, reaching millions of car shoppers as they made their vehicle buying decisions. Autobytel’s car-selling sites and lead management tools are used by more of the nation’s e-Dealer 100 than any other program.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees at acquired entities, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by the Company, changes in laws and regulations and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contact:

Investor Relations

Hoshi Printer, Executive Vice President and Chief Financial Officer, Autobytel Inc., 949.225.4553

(hoship@autobytel.com)

Media Relations

Melanie Webber, Vice President, Corporate Communications, Autobytel Inc., 949.862.3023

(melaniew@autobytel.com)

Autobytel Inc.

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share and per share data)

ASSETS

	March 31, 2004	December 31, 2003
	(unaudited)
Current assets:
Domestic cash and cash equivalents	$49,270	$51,643
International cash and cash equivalents	10,425	—
Short-term investments	—	3,991
Accounts receivable, net of allowance for bad debts and customer credits of $2,117 and $1,764, respectively	10,597	10,889
Prepaid expenses and other current assets	1,146	833

Total current assets	71,438	67,356
Long-term investments	15,000	6,000
Property and equipment, net	2,123	2,138
Capitalized software, net	754	1,024
Investment in equity investee	824	2,810
Goodwill	16,830	16,830
Other assets	824	470

Total assets	$107,793	$96,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,255	$4,063
Accrued expenses	3,590	5,034
Deferred revenues	3,814	4,022
Accrued domestic restructuring	212	258
Accrued international restructuring	1,915	—
Other current liabilities	405	441

Total current liabilities	14,191	13,818

Minority interest	4,472	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 38,570,537 and 37,786,767 shares issued and outstanding, respectively	39	38
Additional paid-in capital	238,962	236,544
Accumulated other comprehensive loss	1,836	—
Accumulated deficit	(151,707)	(153,772)

Total stockholders’ equity	89,130	82,810

Total liabilities and stockholders’ equity	$107,793	$96,628

Autobytel Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands, except share and per share data

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
Lead fees	$16,847	$14,623
Advertising	3,122	2,839
CRM services	3,463	1,452
Data, applications and other	1,325	1,339

Total revenues	24,757	20,253

Operating expenses:
Sales and marketing	14,809	12,858
Product and technology development	5,088	3,862
General and administrative	2,929	2,785

Total operating expenses	22,826	19,505

Income from operations	1,931	748
Interest income	186	69
Income (loss) in equity investee	(53)	53
Other income	1	—

Income before income taxes	2,065	870
Provision for income taxes	—	2

Net income	$2,065	$868

Net income per share:
Basic	$0.05	$0.03

Diluted	$0.05	$0.03

Shares used in computing net income per share:
Basic	38,343,958	31,234,243

Diluted	42,583,103	32,167,910

Autobytel Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$2,065	$868
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash charges:
Depreciation and amortization	688	608
Provision for bad debt	77	242
Customer credits	33	851
(Income) loss in equity investee	53	(53)
Changes in assets and liabilities:
Accounts receivable	268	(1,289)
Prepaid expenses and other current assets	(284)	1,093
Other assets	(399)	11
Accounts payable	87	375
Accrued expenses	(1,722)	(1,441)
Deferred revenues	(208)	(47)
Customer deposits	—	(7)
Accrued domestic restructuring—current	(46)	(36)
Other current liabilities	(38)	(18)
Accrued domestic restructuring—non current	—	(32)

Net cash provided by operating activities	574	1,125

Cash flows from investing activities:
Maturities of short-term investments	3,991	—
Purchases of long-term investments	(9,000)	—
Consolidation of Autobytel.Europe cash balance	10,425	—
Decrease in restricted cash	—	28
Purchases of property and equipment	(357)	(31)

Net cash provided by (used in) investing activities	5,059	(3)

Cash flows from financing activities:
Net proceeds from sale of common stock	2,419	136

Net cash provided by financing activities	2,419	136

Effect of exchange rates on cash	—	27

Net increase in cash and cash equivalents	8,052	1,285
Cash and cash equivalents, beginning of period	51,643	27,543

Cash and cash equivalents, end of period	$59,695	$28,828

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$0	$2

Cash refunded during the period for interest	$(1)	$—

Exhibit 1

Autobytel Inc.

REPORTED REVENUE UNDER NEW CLASSIFICATIONS

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended
	03/31/03	06/30/03	09/30/03	12/31/03	03/31/04
Lead fees	$14,623	$15,508	$15,672	$15,986	$16,847
Advertising	2,839	3,024	2,787	3,169	3,122
CRM services	1,452	2,068	3,129	3,333	3,463
Data, applications, and other	1,339	1,121	1,451	1,442	1,325

Total revenues	$20,253	$21,721	$23,039	$23,930	$24,757

Exhibit 2

Autobytel Inc.

CONSOLIDATING BALANCE SHEET

As of March 31, 2004

(Dollar amounts in thousands, except share and per share data)

(unaudited)

ASSETS

		Autobytel.		Consolidated
	Autobytel	Europe	Elimination	Autobytel
Current assets:
Domestic cash and cash equivalents	$49,270	$—	$—	$49,270
International cash and cash equivalents	—	10,425	—	10,425
Short-term investments	—	—	—	—
Accounts receivable, net of allowance for bad debts and customer credits of $2,117	10,511	86	—	10,597
Prepaid expenses and other current assets	1,117	29	—	1,146

Total current assets	60,898	10,540	—	71,438
Long-term investments	15,000	—	—	15,000
Property and equipment, net	2,122	1	—	2,123
Capitalized software, net	754	—	—	754
Investment in equity investee	2,757	824	(2,757)	824
Goodwill	16,830	—	—	16,830
Other assets	824	—	—	824

Total assets	$99,185	$11,365	$(2,757)	$107,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,150	$105	$—	$4,255
Accrued expenses	3,312	278	—	3,590
Deferred revenues	3,814	—	—	3,814
Accrued domestic restructuring	212	—	—	212
Accrued international restructuring	—	1,915	—	1,915
Other current liabilities	403	2	—	405

Total current liabilities	11,891	2,300	—	14,191

Minority interest	—	—	4,472	4,472

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized	—	—	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 38,570,537 shares issued and outstanding	39	18	(18)	39
Additional paid-in capital	238,962	20,338	(20,338)	238,962
Accumulated other comprehensive loss	—	3,746	(1,910)	1,836
Accumulated deficit	(151,707)	(15,037)	15,037	(151,707)

Total stockholders’ equity	87,294	9,065	(7,229)	89,130

Total liabilities and stockholders’ equity	$99,185	$11,365	$(2,757)	$107,793